Exhibit 10.1

AMENDMENT NO. 1 TO PURCHASE AGREEMENT

AND CONSENT OF MAJORITY PARTICIPANTS

This Amendment No. 1 to Purchase Agreement and Consent of Majority Participants (this “Amendment”), dated June 30, 2008, is being entered into among each of the subscribers (each an “Amending Subscriber”) identified on the signature pages hereto and Thornburg Mortgage, Inc. (the “Company”) pursuant to the purchase agreement, dated as of March 31, 2008 (the “Purchase Agreement”), by and between the Company and each of the investors designated on the signature pages thereto as a “Subscriber”. Each Amending Subscriber is a participant (a “Participant”) under the principal participation agreement, dated as of March 31, 2008, among the Company and all of the Participants. Unless otherwise defined herein, capitalized terms shall have the meaning given to them in the Purchase Agreement.

WHEREAS, the terms of the Purchase Agreement, as modified by the consent of Majority Participants dated April 30, 2008, provide that the Company shall use its best efforts to commence and complete by June 30, 2008, self-tenders for at least 90% of the aggregate liquidation preference of its outstanding preferred stock and at least 66 2/3% of the aggregate liquidation preference of each series of its outstanding preferred stock (the “Tender Offer”), at a price of $5 in cash per $25 of liquidation preference plus, if the Shareholder Approval is obtained, shares of Common Stock representing in the aggregate 5% of the Common Stock outstanding on a fully diluted basis after giving effect to such issuance and all anti-dilution adjustments under all existing instruments and agreements;

WHEREAS, pursuant to Section 6.2 of the Purchase Agreement, the completion of the Tender Offer is a condition to the Second Closing;

WHEREAS, pursuant to Section 1.2(a) of the Purchase Agreement, the Second Closing must occur by June 30, 2008;

WHEREAS, certain of the Subscribers (the “Escrow Subscribers”) have placed funds into escrow (the “Escrow Amounts”) to fund the cash portion of the Tender Offer consideration pursuant to an escrow agreement (the “Escrow Agreement”) among the Escrow Subscribers, the Company and Wilmington Trust Company;

WHEREAS, Section 1.2(c) of the Purchase Agreement provides that the Escrow Amount is to be returned to the Escrow Subscribers in the event the Second Closing does not occur by June 30, 2008, and the Company does not anticipate having sufficient liquidity to fund the cash portion of the Tender Offer without the use of the Escrow Amounts;

WHEREAS, the Company will not be able to complete the Tender Offer prior to June 30, 2008, and as a result the Second Closing will not occur by that date;

WHEREAS, the Company is hereby requesting the following amendments to the Purchase Agreement to, among other things, extend the date by which the Company must complete the Tender Offer and effectuate a Second Closing from June 30, 2008 to September 30, 2008; and

WHEREAS, pursuant to Section 6.2 of the Purchase Agreement, the Company is also hereby requesting the written consent of Amending Subscribers that collectively constitute Majority Participants, to, among other things, extend the date by which the Company must complete the Tender Offer and effectuate a Second Closing from June 30, 2008 to September 30, 2008.

NOW THEREFORE, in consideration of the foregoing and the covenants set forth herein and in the Purchase Agreement and other good and valuable consideration, the Company and each Amending Subscriber do hereby agree as follows.

SECTION 1. AMENDMENTS

Section 1.1 Amendment of Section 1.2(a). Section 1.2(a) of the Purchase Agreement is hereby amended by deleting both references to “June 30, 2008” therein and replacing each such reference with “September 30, 2008”. Section 1.2(a) of the Purchase Agreement is further amended by inserting the following language at the end of the parenthetical containing the definition of Tender Offer Success Ratio: “; and which shall in no event exceed 1.0x”.

Section 1.2 Amendment of Section 1.2(c). Section 1.2(c) of the Purchase Agreement is hereby amended by deleting both references to “June 30, 2008” therein and replacing each such reference with “September 30, 2008”.

Section 1.3 Amendment of Section 7.2. Section 7.2 of the Purchase Agreement is hereby amended by deleting the reference to “June 30, 2008” therein and replacing such reference with “September 30, 2008”.

SECTION 2. MAJORITY PARTICIPANT CONSENTS

Section 2.1. Consent to Change in Tender Offer Terms. Pursuant to Section 6.2 of the Purchase Agreement, each Participant hereby consents to (i) the change in the terms of the Tender Offer to permit the Tender Offer Condition to occur on or before September 30, 2008 and (ii) all amendments set forth in Section 1 above.

SECTION 3. MISCELLANEOUS

Section 3.1. Effect of Amendment. It is understood and agreed that, except as expressly amended hereby, this Amendment will not: (i) limit, impair, constitute a waiver of or otherwise affect any right, power or remedy of any party under the Purchase Agreement or the transactions and covenants contemplated thereunder; or (ii) constitute a waiver of any provision in the Purchase Agreement or any transactions and covenants contemplated thereunder. The Purchase Agreement, as modified and amended by the Amendment, is hereby ratified and confirmed in all respects and all the terms, conditions and provisions thereof shall remain in full force and effect in accordance with its terms.

Section 3.2. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of (i) the Company and its successors and assigns and (ii) the Amending Subscribers and their respective successors and assigns.

Section 3.3. Governing Law. This Amendment shall be governed by and construed in accordance with New York law, including all matters of construction, validity and performance.

Section 3.4. Counterparts. This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Section 3.5. Severability. If any provision of this Amendment shall be or shall be held or deemed by a final order by a competent authority to be invalid, inoperative or unenforceable, such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Amendment shall be construed as if such invalid, inoperative or unenforceable provision had never been contained herein so as to give full force and effect to the remaining such terms and provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment is agreed and accepted as of the day and year first above written.

Thornburg Mortgage, Inc.

By:
Name:
Title:

SUBSCRIBER:

Company Name:

By:
Name:
Title:

Participant’s Percentage under the Principal Participation Agreement %